Exhibit 10.19

Prestwick Pharmaceuticals, Inc.
1825 K Street NW, Suite 1475
Washington, DC 20006

November 1, 2004

PERSONAL AND CONFIDENTIAL

William H. Washecka
16617 Harbour Town Drive
Silver Spring, MD 20905

Dear Bill:

     On behalf of Prestwick Pharmaceuticals, Inc. (the “Company”), it gives me great pleasure to offer you the position of Chief Financial Officer (CFO), Prestwick Pharmaceuticals. You have the qualities that we seek: intelligence, humility, a bias to action, and a desire to make a difference. We believe that your highly relevant experience will add substantially to the senior management team, contribute greatly to the ultimate success equation, and provide the Company with the leadership that you have previously demonstrated. The management team and I are without exception extremely enthusiastic about your accepting this offer.

This letter embodies the terms of the offer of employment (“the Agreement”) with you:

     1. Employment Duties. You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties customarily associated with your position, and as assigned or delegated to you by the Company. You will report to the President and Chief Operating Officer .

     2. Start Date. If you accept this offer, your employment with the Company shall begin November 8, 2004 (your “Start Date”). You hereby acknowledge that the terms of this offer letter, and your performance hereunder, are not inconsistent with and will not breach any of your contractual obligations, expressed or implied, to any third party.

     3. Salary. Upon employment as CFO, you shall be compensated at a rate of $225,000 per year, to be paid per the Company’s typical payroll schedule. Your salary will be reviewed annually by myself, the CEO, Executive Chairman of the Board and Compensation Committee of the Board of Directors. The Company shall withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws. The Company may modify compensation and benefits at any time, as permitted by law.

     4. Stock Option. Upon employment as CFO, you will be granted a stock option to purchase 800,000 shares of Common Stock of the Company pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”), subject to approval by the BOD (the “Option”). The exercise price for the Option will be equal to the fair market value of the Company’s Common Stock at the time of grant, post closing Series B financing. The Option will vest over a four-year period, with 25% of the options vesting on the one-year anniversary of your Start Date, and 1/36 of the balance of the options vesting on the last day of each month thereafter. Your stock options will be governed by the terms of the Plan and the Company’s standard form of stock option agreements, which you will be required to execute as a condition of grant.

     5. Vacation, Holidays, Sick Leave, and Additional Benefits. You will be entitled to 15 days of paid vacation, and Paid Time Off and holidays as per standard Company benefits. The Company offers a comprehensive benefits program for its employees, for which you are eligible. Benefits include company paid medical insurance and dental insurance and 401K plan. You shall also be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting and maintaining the business of the Company.

     6. Acceleration of Vesting. In the event of an Asset Transfer or Acquisition (each as defined in the Company’s Amended and Restated Certificate of Incorporation) during your employment, and if one of the following events occurs within twelve (12) months following such Asset Transfer or Acquisition: (i) you are terminated without “Cause” (as defined below); (ii) the principal place of the performance of your responsibilities and duties is changed to a location outside of a forty (40) mile radius from your then current principal place of residence; or (iii) there is a substantial reduction in your responsibilities, duties, or base pay that has not been cured within thirty (30) days after written notice from you of such event, then the Option shall immediately become fully vested upon such event.

     7. Proprietary Rights and Confidentiality. As a condition of your employment with the Company, you shall execute, contemporaneously with the execution of this agreement, the Proprietary Information, Non-Solicitation, and Invention Assignment Agreement and incorporated herein by this reference. This agreement must be signed prior to initiation of employment. You will be expected to abide by Company rules and regulations. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You also agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

     8. At Will Employment. The Company believes that the best work environment is one where both you and the Company voluntarily agree to work together. Therefore, your employment with the Company is “at-will” which means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause or advance notice.

     9. Disputes. While the Company hopes in each instance that its employment relationships will be free of controversy, we are aware that disputes sometimes do arise. In the event any dispute arises between you and the Company or you and any employee of the Company, then, to the extent permitted by law, it shall be settled exclusively by binding arbitration before a single arbitrator in accordance with the Employment ADR Rules of the American Arbitration Association. The arbitrator shall be appointed by both parties to this Agreement, and shall be a person independent of the parties. If the parties are unable to agree on the arbitrator within a reasonable period of time, then they shall apply to the local chapter of American Arbitration Association, who will make such appointment according to their rules and the requirements of this Agreement. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The Company will pay the direct costs and expenses of the arbitration. You and the Company are responsible for your respective attorneys’ fees incurred in connection with enforcing this offer letter; however, you and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

     10. Condition of Employment. Permanent employment will be predicated on passing a physical exam with the physician of your choice.

     This Agreement, together with the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreements, contain the entire agreement between you and the Company regarding the terms of your employment and supersedes all prior and contemporaneous agreements or understandings with respect thereto. If you wish to accept this offer of employment, please sign in the space provided below. By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter, which caused you to accept this offer of employment. This offer expires at 8pm, EDT, on November 7, 2004.

     I look forward to your favorable reply, and to working together to build a significant enterprise for our investors, delivering life changing therapies to patients, and to having fun.

Very truly yours,
By:
David Cory, R.Ph.
President and Chief Operating Officer Prestwick Pharmaceuticals, Inc.

I have read this offer and I understand and accept its terms:

William H. Washecka	Date